Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal Fourth Quarter and Fiscal Year Ended December 25, 2022
Issues Outlook for Fiscal 2023
Englewood, CO – February 28, 2023 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the fiscal fourth quarter and year ended December 25, 2022.
Highlights for the Fourth Quarter of Fiscal 2022, Compared to the Fourth Quarter of Fiscal 2021
•Total revenues are $290.1 million, an increase of 2.4% compared to 2021.
•Comparable restaurant revenue increased 2.5%.
◦Eighth consecutive quarter of positive comparable restaurant revenue growth.
◦Comparable restaurant revenue(1) includes a benefit of approximately $2.9 million due to the Company's assessment of breakage related to its Red Robin Royalty® program. Excluding this benefit, comparable restaurant revenue would have increased 1.5% compared to the fourth quarter of 2021.
•Net loss is $44.2 million, an increase of $22.9 million compared to 2021 and includes a non-cash impairment charge of $25.0 million.
•Adjusted EBITDA(2) (a non-GAAP metric) was $8.9 million in 2022 and 2021.
G.J. Hart, Red Robin’s President and Chief Executive Officer, said “We completed important work in 2022 and now turn the page to a fresh new year. The ‘North Star’ plan we rolled out in January will guide our efforts over the next three years and is geared towards delivering the exceptional restaurant experience our Guests deserve. I am incredibly optimistic about Red Robin’s future and confident the investments we are making will resonate with Guests and drive value for our shareholders. We are moving aggressively to capture the opportunities in front of us, and are encouraged with very strong comparable restaurant sales through the first 9 weeks of our fiscal 2023."
Fourth Quarter 2022 Financial Summary Compared to 2021
The following table presents financial results for the fiscal fourth quarter of 2022, compared to results from the same period in 2021:

	Twelve Weeks Ended
	December 25, 2022	December 26, 2021
Total revenues (millions)	$290.1	$283.4
Restaurant revenues (millions)	278.6	276.7
Net income (loss) (millions)	(44.2)	(21.3)
Loss from operations (millions)	(39.4)	(17.7)
Loss from operations as a percent of total revenues	(13.6)%	(6.2)%
Restaurant Level Operating Profit (millions)(3)	$31.6	$36.0
Restaurant Level Operating Profit Margin(3)	11.4%	13.0%
Adjusted EBITDA (millions)(2)	$8.9	$8.9

Loss per diluted share ($ per share)	$(2.78)	$(1.36)
Adjusted loss per diluted share ($ per share)(3)	$(1.35)	$(1.03)

In the fourth quarter of fiscal 2022, the Company determined long-lived assets at 36 locations were impaired and recognized non-cash impairment charges of $25.0 million, primarily due to restaurants that did not perform as expected as a result of cost pressures that reduced restaurant level profitability.
Highlights for the Fiscal Year Ended December 25, 2022 Compared to the Fiscal Year Ended December 26, 2021
•Total revenues in fiscal 2022 are approximately $1.3 billion, an increase of $104.5 million as compared to fiscal 2021.
•Achieved a comparable restaurant revenue(1) increase of 9.2% compared to 2021.
•Comparable restaurant revenue and comparable restaurant traffic exceeded the industry average as measured by the Black Box Casual Dining index.
•GAAP loss per diluted share was $4.91 in 2022 compared to GAAP loss per diluted share of $3.19 in 2021.
•Adjusted loss per diluted share(3) was $3.26 compared to adjusted loss per diluted share of $2.43 in the prior year.
•Adjusted EBITDA(2) (a non-GAAP financial measure) is $52.8 million in fiscal 2022 versus $63.5 million in fiscal 2021.
Balance Sheet and Liquidity
As of December 25, 2022, the Company had outstanding borrowings under the credit facility of $214.0 million, in addition to amounts issued under letters of credit of $9.1 million, and liquidity of approximately $58.8 million including cash and cash equivalents and available borrowing capacity under its credit facility.
(1) Comparable restaurant revenue represents revenue from Company-owned restaurants that have operated five full quarters as of the end of the period presented.
(2) See Schedule III for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to Net loss.
(3) See Schedule I for a reconciliation of Adjusted loss per diluted share, a non-GAAP measure, to Loss per diluted share, and Schedule II for a reconciliation of Restaurant level operating profit and Restaurant level operating profit margin, non-GAAP measures, to Loss from operations and Loss from operations as a percentage of total revenues.

Outlook for 2023 and Guidance Policy
The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.
The Company currently expects the following for full year 2023:
•Total Revenue of approximately $1.3 billion;
•Restaurant Level Operating Profit of at least 13.0%(4), inclusive of investments in the Guest experience, primarily in labor
•Selling, general and administrative costs of $120 million to $125 million;
•Capital expenditures of $35 million to $40 million; and
•Adjusted EBITDA of $62.5 million to $72.5 million(4).
Fiscal 2023 includes 53 weeks versus 52 weeks in fiscal 2022.
(4) The Company has not provided a reconciliation of its Restaurant level Operating Profit or Adjusted EBITDA outlook to the most comparable GAAP measure of Loss from operations and Net loss, respectively. Providing Net loss and Loss from operations guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in Net loss and Loss from operations, including asset impairments and income tax valuation adjustments. The reconciliations of Restaurant Level Operating Profit and Adjusted EBITDA to Loss from operations and Net loss, respectively, for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Please refer to the historical period Reconciliation of Loss from operations to Restaurant Level Operating Profit and Net loss to EBITDA and Adjusted EBITDA included on Schedule II and Schedule III of this release.
Evaluation of Sale-Leaseback Transaction
As previously announced, Red Robin is evaluating a Sale-Leaseback transaction related to up to 35 owned properties. The Company has engaged CBRE Group to lead the process and anticipates the proceeds will be used to repay debt, fund capital investments, and repurchase shares of Company stock, subject to the terms of the Company's Credit Agreement and approval by the Board of Directors. Red Robin expects the evaluation process to be complete in the first quarter of 2023 and now expects if pursued, a transaction to be completed in the second quarter of 2023.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter and full year 2022 results, and Outlook for 2023 today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing 201-689-8560 which will be answered by an operator or by clicking Call me™. The conference call should be accessed at least 10 minutes prior to its scheduled start.
A replay will be available from approximately two hours after the end of the call and can be accessed by dialing 412-317-6671; the conference ID is 13735852. The replay will be available through Tuesday, March 7, 2023.
The call will be webcast live and later archived from the Company’s Investor Relations website.
J.P. Morgan Forum Participation
Red Robin will host meetings with institutional investors at the J.P. Morgan Gaming, Lodging, Restaurant & Leisure Management Access Forum in Las Vegas, NV on March 14-15, 2023. Interested parties should contact their J.P. Morgan salesperson to request a meeting.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), is a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name, Red Robin Gourmet Burgers and Brews. We believe nothing brings people together like burgers and fun around our table, and no one makes moments of connection over craveable food more memorable than Red Robin. We serve a variety of burgers and mainstream favorites to Guests of all ages in a casual, playful atmosphere. In addition to our many burger offerings, Red Robin serves a wide array of salads, appetizers, entrees, desserts, signature beverages and Donatos® pizza at select locations. It's now easy to enjoy Red Robin anywhere with online ordering available for to-go, delivery and catering, or you can download our new app for easy customization, access to the Red Robin Royalty® dashboard and more. There are more than 510 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®!

Forward-Looking Statements
Forward-looking statements regarding the Company's future performance; “North Star” strategic plan; shareholder value; 2023 trends; potential Sale-Leaseback transactions and timing and anticipated uses of proceeds including potential share repurchases; statements under the heading “Outlook for 2023 and Guidance Policy;” Restaurant Level Operating Profit and investments in the Guest experience and labor, Selling, general and administrative costs; capital expenditures; and Adjusted EBITDA; and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "should," "will," "outlook" or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company's strategic initiatives, including labor and service models, and operational improvement initiatives and our ability to execute on such strategic initiatives; general economic and operating conditions, including changes in consumer disposable income, weather conditions, and other events affecting the regions where our restaurants are operated; the impact of COVID-19 and new variants on our results of operations, staffing levels, supply chain, and liquidity; our ability to recruit, staff, train, and retain our workforce; the effectiveness and timing of the Company's marketing strategies and promotions; menu changes and pricing strategy; the implementation, rollout, and timing of technology solutions; our ability to achieve revenue and cost savings; competition in the casual dining market and discounting by competitors; changes in consumer spending trends and habits; changes in the availability and cost of food products, labor, and energy; the adequacy of cash flows and the cost and availability of capital or credit facility borrowings; changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, consumer and occupational health and safety regulations, health insurance coverage and other benefits, nutritional disclosures, and employment eligibility-related documentation requirements; our ability to implement our ‘North Star’ plan and the anticipated results thereof; the implementation of and realization of benefits from our restaurant management transition program; our ability to execute certain transactions such as anticipated sale-leaseback transactions on the terms anticipated or at all; costs and other effects of legal claims by Team Members, franchisees, customers, vendors, stockholders, and others, including negative publicity regarding food safety or cyber security; and other risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Joanna Kaufman, Red Robin Gourmet Burgers, Inc.
jkaufman@redrobin.com
(410) 458-2308
For investor relations questions contact:
Raphael Gross, ICR
investor@redrobin.com
(203) 682-8253

Comparable Restaurant Revenue
The following table presents the comparable restaurant revenue in each quarter and the Full Year ("FY") total for fiscal 2022 compared to results from the same period in 2021:

	Comparable Restaurant Increase (Decrease) Over Prior Year
	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY 2022
Guest Traffic	6.9%	(2.9)%	(3.7)%	(6.3)%	(0.9)%

Average Guest Check
Menu Price Increase	5.4%	6.0%	7.7%	7.3%	6.4%
Menu Mix	6.0%	3.7%	2.5%	2.2%	3.8%
Discounts	1.4%	(0.1)%	(1.2)%	(0.7)%	(0.1)%
Total Guest Check	12.8%	9.6%	9.0%	8.8%	10.1%

Total Change in Comparable Restaurant Revenue	19.7%	6.7%	5.3%	2.5%	9.2%

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Revenues:
Restaurant revenue	$278,600	$276,697	$1,230,318	$1,137,733
Franchise royalties, fees, and other revenue	11,490	6,687	36,299	24,345
Total revenues	290,090	283,384	1,266,617	1,162,078

Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Cost of sales	72,226	67,142	306,509	260,896
Labor	100,292	99,568	440,564	409,901
Other operating	51,979	51,727	224,704	207,829
Occupancy	22,462	22,251	98,868	96,484
Depreciation and amortization	17,321	19,454	76,245	83,438
General and administrative	20,246	17,778	84,912	75,442
Selling	14,198	15,666	51,701	47,301
Pre-opening costs	55	618	568	1,410
Other charges, net	30,725	6,846	38,961	16,074
Total costs and expenses	329,505	301,050	1,323,031	1,198,775

Loss from operations	(39,415)	(17,666)	(56,414)	(36,697)

Other expense:
Interest expense, net and other	4,487	3,471	20,639	13,457

Loss before income taxes	(43,902)	(21,137)	(77,053)	(50,154)
Income tax provision (benefit)	294	176	747	(152)
Net loss	$(44,196)	$(21,313)	$(77,800)	$(50,002)
Loss per share:
Basic	$(2.78)	$(1.36)	$(4.91)	$(3.19)
Diluted	$(2.78)	$(1.36)	$(4.91)	$(3.19)
Weighted average shares outstanding:
Basic	15,922	15,715	15,840	15,660
Diluted	15,922	15,715	15,840	15,660

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

(Unaudited)
	December 25, 2022	December 26, 2021
Assets:
Current assets:
Cash and cash equivalents	$48,826	$22,750
Accounts receivable, net	21,427	21,400
Inventories	26,447	25,219
Income tax receivable	562	15,824
Prepaid expenses and other current assets	12,938	16,963
Restricted cash	9,380	—
Total current assets	119,580	102,156
Property and equipment, net	318,517	386,336
Operating lease assets, net	361,432	400,825
Intangible assets, net	17,727	21,292
Other assets, net	14,889	18,389
Total assets	$832,145	$928,998

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$39,336	$32,510
Accrued payroll and payroll-related liabilities	33,666	32,584
Unearned revenue	43,358	54,214
Current portion of operating lease obligations	47,394	48,842
Current portion of long-term debt	3,375	9,692
Accrued liabilities and other	49,498	45,458
Total current liabilities	216,627	223,300
Long-term debt	203,155	167,263
Long-term portion of operating lease obligations	393,157	435,136
Other non-current liabilities	13,831	26,325
Total liabilities	826,770	852,024

Stockholders' equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 shares issued; 15,934 and 15,722 shares outstanding as of December 25, 2022 and December 26, 2021	20	20
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of December 25, 2022 and December 26, 2021	—	—
Treasury stock 4,515 and 4,727 shares, at cost as of December 25, 2022 and December 26, 2021	(182,810)	(192,803)
Paid-in capital	238,803	242,560
Accumulated other comprehensive income (loss), net of tax	(34)	1
Retained earnings (deficit)	(50,604)	27,196
Total stockholders' equity	5,375	76,974
Total liabilities and stockholders' equity	$832,145	$928,998

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided Adjusted net loss and Adjusted diluted loss per share, which are non-GAAP measurements which present the twelve and fifty-two weeks ended December 25, 2022 and December 26, 2021 Net loss and diluted loss per share, excluding the effects of changes in accounting estimate - gift card breakage, restaurant asset impairment, write-off of unamortized debt issuance costs, litigation contingencies, restaurant closure costs, closed corporate office costs, net of sublease income, other financing costs, COVID-19 related costs, board and stockholder matters costs, severance and executive transition costs, gain on sale of restaurant property, and related income tax effects. The Company believes the presentation of net loss and loss per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. Management believes this supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Net loss as reported	$(44,196)	$(21,313)	$(77,800)	$(50,002)
Change in estimate, gift card breakage(1)	—	—	(5,246)	—
Write-off of unamortized debt issuance costs(2)	—	—	1,727	—
Other charges, net:
Asset impairment	25,486	5,695	38,534	7,052
Gain on sale of restaurant property	—	—	(9,204)	—
Severance and executive transition	326	—	2,280	—
Other financing costs(3)	70	—	1,462	—
COVID-19 related charges	14	176	438	1,288
Restaurant closure costs, net	519	975	828	6,276
Closed corporate office costs, net of sublease income	209	—	475	—
Litigation contingencies	4,101	—	4,148	1,330
Board and stockholder matter costs	—	—	—	128
Income tax effect	(7,989)	(1,780)	(9,215)	(4,179)
Adjusted net loss	$(21,460)	$(16,247)	$(51,573)	$(38,107)

Diluted loss per share:
Net loss as reported	$(2.78)	$(1.36)	$(4.91)	$(3.19)
Change in estimate, gift card breakage(1)	—	—	(0.33)	—
Write-off of unamortized debt issuance costs(2)	—	—	0.11	—
Other charges, net:
Asset impairment	1.60	0.36	2.43	0.45
Gain on sale of restaurant property	—	—	(0.58)	—
Severance and executive transition	0.02	—	0.14	—
Other financing costs(3)	—	—	0.09	—
COVID-19 related charges	—	0.01	0.03	0.08
Restaurant closure costs, net	0.03	0.06	0.05	0.40
Closed corporate office costs, net of sublease income	0.01	—	0.03	—
Litigation contingencies	0.26	—	0.26	0.08
Board and stockholder matter costs	—	—	—	0.01
Income tax effect	(0.50)	(0.10)	(0.58)	(0.26)
Adjusted loss per share - diluted	$(1.35)	$(1.03)	$(3.26)	$(2.43)

Weighted average shares outstanding:
Basic	15,922	15,715	15,840	15,660
Diluted	15,922	15,715	15,840	15,660
(1)    Change in estimate - gift card gift card breakage revenue, net of commission relates to the Company's re-evaluation of its estimated redemption pattern. The impact during the fifty-two weeks ended December 25, 2022 comprises $5.9 million included in Franchise royalties, fees, and other revenue partially offset by $0.6 million in gift card commission costs included in Selling on the Consolidated Statements of Operations.
(2)    Write-off of unamortized debt issuance costs related to the remaining unamortized debt issuance costs related to our legacy credit agreement with the completion of the refinancing of our Credit Agreement in the first quarter of fiscal year 2022.
(3)    Other financing costs includes legal and other charges related to the refinancing of our Credit Agreement in the first quarter of fiscal year 2022.

Schedule II
Reconciliation of Loss from Operations to Non-GAAP Restaurant-Level Operating Profit
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be loss from operations less franchise royalties, fees and other revenue, plus other charges, net, pre-opening costs, selling costs, general and administrative expenses, and depreciation and amortization. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling costs and general and administrative expenses, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes Other charges, net because these costs are not related to the ongoing operations of its restaurants. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to loss from operations or net loss as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the twelve and fifty-two weeks ended December 25, 2022, and December 26, 2021 expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Loss from operations	$(39,415)	$(17,666)	$(56,414)	$(36,697)

Less:
Franchise royalties, fees and other revenue	11,490	6,687	36,299	24,345

Add:
Other charges, net	30,725	6,846	38,961	16,074
Pre-opening costs	55	618	568	1,410
Selling	14,198	15,666	51,701	47,301
General and administrative expenses	20,246	17,778	84,912	75,442
Depreciation and amortization	17,321	19,454	76,245	83,438
Restaurant-level operating profit	$31,641	$36,009	$159,673	$162,623

Loss from operations as a percentage of total revenues	(13.6)%	(6.2)%	(4.5)%	(3.2)%
Restaurant-level operating profit margin (as a percentage of restaurant revenue)	11.4%	13.0%	13.0%	14.3%

Schedule III
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands, unaudited)
The Company defines EBITDA as net loss before interest expense, income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors' understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations. Adjusted EBITDA further adjusts EBITDA to exclude the effects of change in estimate - gift card breakage, asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure costs, closed corporate office costs, net of sublease income, other financing costs, gain on sale of restaurant property, COVID-19 related costs and severance and executive transition costs. We have revised our definition of adjusted EBITDA to exclude gain on sale of restaurant property, change in accounting estimate - gift card breakage, other financing costs and closed corporate office, net of sublease income. We did not revise prior years’ adjusted EBITDA because there were no other charges similar in nature to these costs. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net loss or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. The use of EBITDA and adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. EBITDA and adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of EBITDA and adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items.

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2022	December 26, 2021	December 25, 2022	December 26, 2021
Net loss as reported	$(44,196)	$(21,313)	$(77,800)	$(50,002)
Interest expense, net	4,745	3,733	19,882	14,168
Income tax provision (benefit)	294	176	747	(152)
Depreciation and amortization	17,321	19,454	76,245	83,438
EBITDA	(21,836)	2,050	19,074	47,452

Change in accounting estimate, gift card breakage(1)	—	—	(5,246)	—
Other charges, net:
Asset impairment	25,486	5,695	38,534	7,052
Gain on sale of restaurant property	—	—	(9,204)	—
Severance and executive transition	326	—	2,280	—
Other financing costs(2)	70	—	1,462	—
COVID-19 related costs	14	176	438	1,288
Restaurant closure costs	519	975	828	6,276
Closed corporate office costs, net of sublease income	209	—	475	—
Litigation contingencies	4,101	—	4,148	1,330
Board and stockholder matter costs	—	—	—	128
Adjusted EBITDA	$8,889	$8,896	$52,789	$63,526
(1)    Change in estimate, gift card gift card breakage revenue, net of commission relates to the Company's re-evaluation of its estimated redemption pattern. The impact during the fifty-two weeks ended December 25, 2022 comprises $5.9 million included in Franchise royalties, fees, and other revenue partially offset by $0.6 million in gift card commission costs included in Selling on the Consolidated Statements of Operations.
(2)    Other financing costs includes legal and other charges related to the refinancing of our Credit Facility in the first quarter of fiscal year 2022.